EXHIBIT 21


                          SUBSIDIARIES OF THE COMPANY


The following is a list of subsidiaries of Registrant as of March 16, 2001, other than subsidiaries which, considered in the aggregate as a single subsidiary, would not consitute a significant subsidiary as defined by Securities and Exchange Commission Regulation S-X

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               NAME OF SUBSIDIARY                           STATE OF
                                                          INCORPORATION

American Growers Insurance Company (1)                      Nebraska
American Agrisurance Inc. (1)                               Iowa
Acceptance Insurance Services, Inc. (1)                     Nebraska
Acceptance Insurance Company (1)                            Nebraska
Acceptance Casualty Insurance Company (1)                   Nebraska
American Agrijusters, Inc. (2)                              Iowa
Acceptance Indemnity Insurance Company (3)                  Nebraska
Crop Insurance Marketing, Inc. (4)                          Iowa
Gulf States Agrisurance, Inc. (4)                           Nebraska
U. S. Ag Insurance Services Inc. (5)                        Texas
Acceptance Premium Finance Company (6)                      Arizona
Redland Specialty Underwriters, Inc. (7)                    Iowa

__________

(1)  A wholly owned subsidiary of Acceptance Insurance Companies Inc.

(2)  A wholly owned subsidiary of American Growers Insurance Company.

(3)  A wholly owned subsidiary of Acceptance Insurance Company.

(4)  A wholly owned subsidiary of American Agrisurance Inc.

(5)  An approximately 60% owned subsidiary American Growers Insurance Company.

(6)  A 50% owned subsidiary of Acceptance Insurance Companies Inc.

(7) A 50% owned subsidiary of Acceptance Insurance Services, Inc. and a 50% owned subsidiary of American Agrisurance Inc.


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